                                   EXHIBIT 12

            INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK
        DIVIDENDS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004 AND 2003
                             (DOLLARS IN THOUSANDS)

                                                                     2004         2003
                                                                  ----------   ----------
                                                                  ......(Unaudited)......
Earnings:
Net Income                                                        $  395,246   $  381,980
  Add:
    Provision for income taxes                                       187,062      185,671
    Fixed charges                                                    755,128      735,246
  Less:
    Capitalized interest                                              35,282       36,159
                                                                  ----------   ----------
  Earnings as adjusted (A)                                        $1,302,154   $1,266,738
                                                                  ==========   ==========

Preferred dividend requirements                                   $    2,861   $    2,925
Ratio of income before provision for income taxes to net income          147%         149%
                                                                  ----------   ----------
  Preferred dividend factor on pretax basis                       $    4,206   $    4,358
Fixed Charges:
  Interest expense                                                   719,846      689,141
  Capitalized interest                                                35,282       36,159
  Interest factor of rents                                                --        9,946
                                                                  ----------   ----------
  Fixed charges as adjusted (B)                                      755,128      735,246
                                                                  ----------   ----------

Fixed charges and preferred stock dividends (C)                   $  759,334   $  739,604
                                                                  ==========   ==========

Ratio of earnings to fixed charges
    (A) divided by (B)                                                  1.72x        1.72x
                                                                  ==========   ==========

Ratio of earnings to fixed charges and preferred stock dividends
    (A) divided by (C)                                                  1.71x        1.71x
                                                                  ==========   ==========


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